Exhibit 99.1

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300 Perimeter Park Drive, Suite A Morrisville, North Carolina 27560 919.468.0399	Company Contact: Neil Boss, Controller and Principal Financial Officer 919.468.0399, ext. 229 nboss@moissanite.com	Investor Relations: Jean Fontana Integrated Corporate Relations 203.682.8200 Jean.Fontana@icrinc.com

FOR IMMEDIATE RELEASE

CHARLES & COLVARD REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2008

•	Net loss totaled $3.1 million for the third quarter 2008; third quarter results included $3.2 million of non-cash bad debt expense and other non-recurring charges

•	Successful negotiations with suppliers reduced cash requirements for fourth quarter

•	Cash balance at $4.1 million with no long-term debt

MORRISVILLE, N.C., November 10, 2008 - Charles & Colvard, Ltd. (NASDAQ: CTHR), the sole manufacturer and distributor of moissanite, a unique, brilliant jewel sold through jewelers and other retailers around the world, today reported its financial results for the third quarter ended September 30, 2008. Net sales for the quarter were $4.2 million, down 37% from $6.6 million in the third quarter of 2007. The decline in sales from last year’s third quarter was due primarily to a very cautious retail environment this year that has contributed to slower sell thru rates and reduced inventory commitments from the major retailers that sell moissanite jewelry. Net loss for the third quarter was $3.1 million, or $0.17 per diluted share, compared with net income of $0.2 million, or $0.01 per diluted share for the third quarter of 2007. Included in the third quarter 2008 net loss are non-cash bad debt expense, severance costs and other non-recurring items totaling $3.2 million, net of income tax, or $0.18 per share.

Dennis M. Reed, President and Chief Marketing Officer for Charles & Colvard, commented, “The very aggressive actions we have taken to reduce our cost structure have enabled us to be approximately break even this quarter excluding one-time, non-recurring charges. We were also pleased that we began to see new order flow from retailers which substantially completed a transition to other manufacturers from a former manufacturer.”

Mr. Reed continued, “We are now focused on capitalizing on our valuable inventory in order to generate cash. Our recent focus on cost containment and cash preservation will continue as we build the foundation to implement new strategies aimed at expanding our business.”

Domestic sales for the third quarter declined 45% to $2.9 million and international sales for the third quarter increased 1% to $1.3 million. Total shipments of 22,900 carats for the current period were 44% less than the 40,800 carats shipped in the same period of 2007. Shipments of

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carats in the U.S. decreased 56% to 14,900, or 65% of total shipments. International shipments of carats increased 16% to 8,000. Some portion of the jewels sold through the Company’s international sales will be re-imported to North American retailers. The average selling price per carat increased 5% in the third quarter of 2008 compared to the third quarter of 2007.

Gross profit declined $2.2 million compared with last year’s third quarter primarily due to lower sales. Gross margin also decreased to 63.5% in the third quarter of 2008 from 74.1% in the comparable quarter of 2007 primarily due to higher production costs of the jewels being relieved from inventory, a higher amount of damaged jewel returns over the same period last year, and an increase in our reserve on consigned inventory.

Operating expenses were $7.5 million in the third quarter of 2008, an increase of $3.2 million as compared to the prior year’s third quarter. Marketing and sales expenses were reduced by approximately $1.1 million to $2.0 million in this year’s third quarter primarily due to decreased advertising expenses. General and administrative expense increased $4.3 million primarily due to a $4.0 million increase in the bad debts reserve related to a wholesale customer. In addition, the 2008 third quarter operating expenses included severance expense of $0.5 million and $0.2 million of costs associated with the closure of our Hong Kong and China operations.

Operating loss for the third quarter of 2008 was $4.9 million compared with operating income of $0.6 million for the same period in 2007. Net loss for the third quarter was $3.1 million, or $0.17 per diluted share, compared with net income of $0.2 million, or $0.01 per diluted share, for the third quarter of 2007. Contributing to the third quarter net loss are (all items are net of income tax) $2.6 million related to the increased bad debt reserve, $0.3 million related to severance costs, $0.2 million related to closure of our operations in Hong Kong and China, and $0.1 million related to the increased reserve on consigned inventory. The total of these losses is $3.2 million, net of income tax.

Balance Sheet and Liquidity

At September 30, 2008, Charles & Colvard had $4.1 million in cash and no long term debt.

At the end of the third quarter, the Company had trade accounts receivable of $5.2 million with one of its wholesale customers. With the increased reserve for bad debts, the net value on the Company’s books for this receivable is approximately $650,000.

Mr. Reed added, “We are making every effort not to disrupt business at certain large retailers during the holiday season while pursuing collection in full for all amounts owed to us from this wholesale customer. We reserved the substantial majority of the receivable primarily due to the economic environment’s impact on the jewelry industry and non-payments from this customer.”

NASDAQ Listing

In August 2008, we received a letter from NASDAQ indicating that the Company did not meet the minimum $1 closing bid price requirement and is subject to potential delisting. In October 2008, NASDAQ suspended enforcement of the rule requiring a minimum $1 closing bid price. As a result of the suspension, the Company will have until May 21, 2009 to regain compliance with the minimum closing bid price requirement.

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Summary

Mr. Reed noted, “We made significant progress this last quarter which included negotiating with our two leading suppliers to defer raw material purchases in the fourth quarter while keeping in place our long term supply agreements. The agreements will reduce our cash requirements in the fourth quarter and allow us to reduce our existing inventory.

We also completed the closure of our Hong Kong and China operations and transferred the customer relationships to our U.S. operations. We do not expect a disruption of sales in our Asian markets as a result of this move.”

He concluded, “We believe the bold, decisive changes we have made, which include a realignment of our management team, has established a sound foundation from which we can redefine our approach to the market and pursue growth in our sales.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Charles & Colvard created Moissanite™ is currently used in fine jewelry sold primarily through domestic and international retailers. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to any trends in the general economy that would adversely affect consumer spending, a further decline in our sales, dependence on Cree, Inc. as the current supplier of most of the raw material, ability to develop a material second source of supply, dependence on a limited number of customers, dependence on consumer acceptance of the Company’s products, risks of conducting operations in foreign countries and our dependence on third parties, in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

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-Financial Tables on Next Page-

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Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Sales	$4,162,544	$6,569,731	$11,206,104	$19,932,530
Cost of Goods Sold	1,519,997	1,702,503	4,227,588	5,136,138

Gross Profit	2,642,547	4,867,228	6,978,516	14,796,392

Operating Expenses:
Marketing & Sales	2,006,745	3,100,638	5,821,681	9,236,054
General & Administrative	5,480,036	1,196,207	8,686,837	3,485,117
Research & Development	12,461	10,491	35,640	39,363

Total Operating Expenses	7,499,242	4,307,336	14,544,158	12,760,534

Operating Income (Loss)	(4,856,695)	559,892	(7,565,642)	2,035,858

Interest Income	21,495	98,039	96,218	422,855

Pretax income (Loss)	(4,835,200)	657,931	(7,469,424)	2,458,713

Income Tax Expense (Benefit)	(1,712,587)	411,723	(2,570,236)	1,344,243

Net Income (Loss)	$(3,122,613)	$246,208	$(4,899,188)	$1,114,470

Basic Net Income (Loss) per Share	$(0.17)	$0.01	$(0.27)	$0.06

Diluted Net Income (Loss) per Share	$(0.17)	$0.01	$(0.27)	$0.06

Weighted-average Common Shares:

Basic	18,334,136	18,106,526	18,209,532	18,051,993

Diluted	18,334,136	18,288,384	18,209,532	18,294,190

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Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2008	December 31, 2007
Assets
Current Assets
Cash and equivalents	$4,138,518	$7,048,409
Receivables:
Trade	3,271,628	9,381,719
Interest	3,068	7,457
Income Tax	678,828	82,191
Note	108,000	365,390
Inventory, net	3,258,722	14,426,000
Inventory on consignment, net	656,378	1,763,243
Prepaid expenses and other assets	491,939	759,627
Deferred income taxes	2,624,631	980,674

Total Current Assets	15,231,712	34,814,710

Long Term Assets
Notes receivable	116,627	—
Inventory, net	39,609,762	26,851,837
Furniture and equipment, net	446,306	597,349
Patent and license rights, net	584,245	358,330
Deferred income taxes	560,534	528,525

Total Long Term Assets	41,317,474	28,336,041

	$56,549,186	$63,150,751

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable:
Cree, Inc.	$—	$469,899
Other	842,826	2,880,137
Deferred interest income	193,480	—
Deferred revenue	100,000	—
Accrued payroll	165,045	256,344
Accrued co-op Advertising	671,000	452,792
Accrued expenses and other liabilities	579,113	268,973

Total Current Liabilities	2,551,464	4,328,145

Long Term Liabilities
Accrued income taxes	757,086	911,606

Total Liabilities	3,308,550	5,239,751
Shareholders’ Equity	53,240,636	57,911,000

	$56,549,186	$63,150,751